Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Forms S-8 Nos. 333-110479, 333-112587, 333-114546, 333-121234, 333-143004, 333-159715, 333-164792, 333-144820 and 333-184772 and Form S-3 Nos. 333-167188 and 333-171936 of ADA-ES, Inc. and Subsidiaries of our report dated March 18, 2013 relating to our audit of the consolidated financial statements and internal control over financial reporting of the Company, which appears in this Annual Report on Form 10-K of ADA-ES, Inc. and Subsidiaries as of and for the year ended December 31, 2012.

/s/ EKS&H LLLP

Denver, Colorado

March 18, 2013